Exhibit 10.1

SCBT Financial Corporation — Executive Performance Plan

PURPOSE - The purpose of the SCBT Financial Corporation Executive Performance Plan (this “Executive Performance Plan” or this “Plan”, which terms includes any Annex attached hereto or that may hereafter be attached hereto) is to establish reasonable goals and objectives in light of the economic environment while promoting the long-term growth and financial success of SCBT Financial Corporation and its subsidiaries (the “Company”) by (1) attracting and retaining key officers and employees of outstanding ability, (2) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected key officers and employees to acquire and maintain ownership of Company stock, and (4) providing incentive compensation opportunities competitive with those of other major corporations.

This Executive Performance Plan describes the terms pursuant to which the Company plans to distribute cash bonuses and issue stock options and restricted stock to certain of the Company’s key officers and employees.  The stock options and restricted stock described in this Executive Performance Plan will be reserved for issuance under, and will be issued pursuant to, the Company’s 2004 Stock Incentive Plan.  The actual issuance of stock options and restricted stock will be made pursuant to separate agreements that will be entered into between the Company and each participant under the 2004 Stock Incentive Plan.  Capitalized terms not defined in this Executive Performance Plan shall have the definitions attributed to such terms in the 2004 Stock Incentive Plan.

TERM - This Executive Performance Plan is intended to cover the fiscal year ending on December 31, 2011. In addition, the Compensation Committee of the Board (the “Committee”) of the Company may determine in its discretion whether to apply this plan in any subsequent years (in which case the Compensation Committee will attached new Annex A and/or Annex B to this Plan with respect to any such year), or to implement a different incentive plan, or no incentive plan, in any subsequent year.  The Committee anticipates that the cash bonus and/or the stock options and restricted stock grants under the Executive Performance Plan for 2011 would be paid out and/or issued in January 2012, based on the achievement of specified performance goals for the year 2011, and otherwise in the discretion of the Committee (and the Committee anticipates that in any subsequent year in which this Plan applies, the cash bonus and/or the stock options and restricted stock grants under the Executive Performance Plan would be paid out and/or issued in January of the subsequent year, based on the achievement of specified performance goals for the applicable performance year, and otherwise in the discretion of the Committee).

EQUITY TYPE - Two equity instruments will be used in the Executive Performance Plan: stock options and restricted stock.  The Committee’s intent is to use incentive stock options (as defined in IRC § 422) whenever practical.  All equity awards described in this Executive Performance Plan will be issued under and pursuant to the terms of the 2004 Stock Incentive Plan, unless another equity plan has been duly adopted in accordance with applicable law and stock exchange requirements, in which case the Committee may also elect to issue stock options or restricted stock under such equity plan.

PARTICIPANTS - The Committee shall have the discretion to designate the key officers and employees who will participate in the Executive Performance Plan.

AWARDS - The Committee anticipates that three types of awards will be granted pursuant to this Executive Performance Plan, one of which is cash based and two of which are equity based (stock options and restricted stock).  The Company intends to reserve a number of shares of Common Stock for the annual award of stock options and annual grant of restricted stock to each participant.  However, the actual issuance or grant of options or restricted stock to each participant would likely be made at the beginning of the year following the applicable performance year, or as soon thereafter as practicable.  The Executive Performance Plan permits both performance-based opportunities and discretionary bonus payments, based on the Committee’s discretionary assessment of performance. The

Company’s achievement of certain performance goals, and the Committee’s exercise of its discretion, will determine the actual amount of stock options and restricted stock that may be issued, and the issuance would be made during or after January of the year immediately following the relevant performance year.

ANNUAL PERFORMANCE GOALS

Under the Executive Performance Plan, performance-based opportunities may be based on levels of, maintenance of or changes in (or ratios based on) any of the following (as determined by the Committee, in its discretion): non-performing asset levels; the classified assets/capital ratio; regulatory ratings; net income; loans; deposits; earnings before extraordinary, nonrecurring and/or unusual items; net operating income; operating earnings per share; consolidated total revenue; market share; earnings before taxes; stock price; return on equity, tangible equity, or assets; total shareholders’ return; levels of expenses; overhead ratios;  efficiency ratios; loan quality (including classified assets); net charge offs, including ratios of charge-total loans or other measures; customer satisfaction scores; economic value added; and/ or any such other measures of soundness, profitability and/or growth as the Committee deems to be appropriate.  The performance-based Executive Performance Plan goals for a particular year shall be determined by the Committee and set forth on Annex A.

ANNUAL DISCRETIONARY BONUS OPPORTUNITY

Discretionary bonus payments/issuances, if any, are determined in the discretion of the Committee.  The Committee may take into consideration, among other factors, team building, customer relations, strategic initiatives or other factors, as the Committee may deem to be appropriate in its discretion.

NEW PARTICIPANTS - If an executive joins the Company during an applicable Plan year, the Board may elect to include the new executive in the Executive Performance Plan for such year.  The executive would be awarded a pro rata annual award for such year.

TERMINATION OF EMPLOYMENT - Unless determined otherwise by the Committee, each option and restricted stock agreement will contain substantially the following provisions:

(a)  If the termination of employment is voluntary on the part of the participant and without written consent of the Company, or is by the Company with cause (as such term is defined in the participant’s employment agreement with the Company as then in effect, if any), the participant will (i) be entitled to retain all vested restricted stock but will forfeit any unvested awards and (ii) have 90 days to exercise any vested stock options but will forfeit any unvested options.

(b)  If the termination of employment is by the Company without cause, the participant will (i) be entitled to retain all vested and unvested shares of restricted stock (and all unvested awards will vest immediately upon termination) and (ii) have 90 days to exercise any vested stock options but will forfeit any unvested options.

(c)  If termination is due to the participant’s death or disability (as determined by the Committee or the Board of Directors of the Company), (i) the participant (or the participant’s beneficiary) will receive not only the vested shares of restricted stock but also the number of shares earned but unvested (the remaining shares will vest upon the participant’s death), and (ii) all outstanding stock options will vest upon the participant’s death or disability and the participant (or the participant’s beneficiary) will have one year (in the case of disability) and two years (in the case of death) to exercise the stock options.

(d)  In the event of a change in control, all earned but unvested shares of restricted stock and unvested stock options will become fully vested immediately.

STOCK OPTION AND RESTRICTED STOCK AGREEMENTS - The Company will prepare separate stock option and restricted stock agreements to reflect the issuance of the stock options and restricted stock described in this Executive Performance Plan.  The Company reserves full discretion to establish the terms of each such agreement, including terms that may be different from or inconsistent with those described in this Executive Performance Plan.  To the extent the terms of any such agreement prepared by the Company are inconsistent with the terms of this Executive Performance Plan, the terms of the individual agreement shall control.

DODD-FRANK ACT COMPLIANCE - The Dodd-Frank Act requires the SEC to direct the national securities exchanges and national securities associations to prohibit the listing of any security of an issuer that does not, among other things, implement a policy (a “claw-back policy”) providing, among other things, that, in the event that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws, the issuer will recover from any current or former executive officer of the issuer who received incentive-based compensation (including stock options awarded as compensation) during the 3-year period preceding the date on which the issuer is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.  If and when SCBT adopts any such claw-back policy, any cash payments or equity awards under this Plan shall be subject to such claw-back policy if and to the extent provided in such claw-back policy.

MISCELLANEOUS - This Executive Performance Plan (which term includes any Annex attached hereto) is a statement of current intention only, and it does not create any legally binding rights in favor of any officer or employee of the Company to receive cash bonuses, stock options or restricted stock from the Company.  Any bonus payment/issuance under this Executive Performance Plan for 2011 performance shall be made before March 14, 2012; and if the Executive Performance Plan is applied in any subsequent year then any bonus payment/issuance under this Executive Performance Plan for such year shall be made on or before March 14 of the year immediately subsequent to the performance year.  This timing requirement shall be binding, notwithstanding that the rest of the provisions of this Executive Performance Plan are non-binding, on the Company.  A participant must be employed by the Company on the date of payment/issuance in order to receive a payment/issuance under the Executive Performance Plan, unless the Committee determines otherwise in its sole discretion in a specific instance.  The Committee has the right to interpret this Executive Performance Plan in its sole discretion, and its interpretations shall be binding on any participants.  The Committee can modify, amend or terminate this Executive Performance Plan at any time.  This Executive Performance Plan is not intended to be exclusive; the Company may provide compensation in any other manner that it chooses.

ANNEX A

SCBT EXECUTIVE PERFORMANCE PLAN

STRUCTURE OF AWARDS FOR 2011 PERFORMANCE

For 2011, the Executive Performance Plan shall have three components:

1.                                       Cash Incentive: For 2011, the Executive Performance Plan will pay out 50% in the form of cash.  The amount of cash will be paid out one-half (1/2) based upon applicable goals and objectives for 2011 and one-half (1/2) based upon a discretionary assessment of performance.  The specific amounts of cash paid out will depend upon the specific officer level.

2.                                       Equity Incentive: In addition to cash, for 2011 the Executive Performance Plan will pay out 50% in the form of equity.  The equity will be made up of both restricted stock and stock options as follows:

•                                          Restricted Stock: Of the equity granted, 75% will be in the form of restricted stock.  Of the total opportunity (cash & equity) for a given level, this will represent 37.5% of the total 100% opportunity level.  Similar to the cash portion, one-half (1/2) of the restricted stock will be granted based upon achievement of 2011 goals and objectives.  The remaining one-half (1/2) will be granted on a discretionary basis based upon strategic initiatives.  The 30-day moving average of SCBT’s stock price will be utilized to determine the value of restricted stock and, accordingly, in calculating how many shares of restricted stock will be issued under the Executive Performance Plan for 2011.

•                                          Stock Options: The remaining 25% of equity will be granted in the form of stock options, representing 12.5% of the total opportunity for a given level. Each stock option will have an exercise price equal to SCBT’s stock price on the grant date and will be valued based on the stock option’s fair value computed by SCBT’s financial reporting software in accordance with FASB ASC Topic 718. Stock options will be entirely discretionary based upon strategic initiatives.

Performance-Based Goals & Objectives: The specific 2011 goals and objectives are provided below.  The goals and objectives are predicated upon threshold performance where 50% of the opportunity is paid, target where 100% of the opportunity is paid, and maximum, where 170% of the opportunity is paid.  The Committee also may award, in addition to any discretionary bonus described below, a discretionary performance-based cash and equity payment/issuance if the Committee determines that performance has been extraordinary.

Discretionary (Strategic Initiatives):  While goals & objectives dictate 50% of how the 2011 Executive Performance Plan will pay out with respect to the Cash Incentive component and Restricted Stock component, the other 50% will be discretionary for the Cash Incentive component and Restricted Stock component.  The Stock Option component will be 100% discretionary.  The Committee may take into consideration, among other factors, team building, customer relations, and other strategic initiatives as the Committee may deem to be appropriate in its discretion.  This is done to allow the Committee to, among other things, take into account actions, circumstances and events which are not necessarily formulaic in nature.  Because stock options are granted on an entirely discretionary basis, payouts under the 2011 Executive Performance Plan may be weighted toward discretionary (strategic initiatives) payouts.  For example, at target levels, performance-based goals establish how 43.75% of the 2011 Executive Performance Plan will pay out, and 56.25% will be paid out under the discretionary component based upon strategic initiatives.

	Performance-Based Levels
	Threshold	Target	Maximum	Extraordinary	Discretionary
Payout as % of Target	50%	100%	170%	Discretion	Up to 170%
Cash Incentive (as a % of Payout)	57.1%	57.1%	57.1%	Discretion	44.4%
Restricted Stock (as a % of Payout)	42.9%	42.9%	42.9%	Discretion	33.3%
Stock Options (as a % of Payout)	N/A	N/A	N/A	Discretion	22.2%

PERFORMANCE GOALS FOR 2011 - Three categories of performance goals will be used:  Soundness, Profitability, and Loan and Deposit Growth.  The amount of cash bonus, restricted stock issued and stock options granted will depend on the level achieved for each performance goal.  Each award level will increase upon achievement of performance goals at the threshold, target or maximum level.  The Committee will approve the performance goals for each particular cash bonus or grant of restricted stock or stock options prior to making that cash bonus or particular grant, as applicable.

The “Soundness” goal is measured based on the following components: (i) receiving a prescribed rating from the principal bank regulator that is at least as high as the Company’s most recent rating; (ii) maintaining a percentage of non-performing assets under 2.75% (threshold), 2.4% (target), or 2.25% (maximum) as of December 31, 2011, and (iii) attaining a level of classified assets/capital under 52% (threshold), 49% (target), or 47% (maximum) as of December 31, 2011.  The “Soundness” goal is weighted at 40% of the total performance-based opportunity under the Executive Performance Plan (with achievement of the prescribed regulatory rating being a prerequisite for any payment under the “Soundness” category, and, assuming such rating is achieved, the percentage of non-performing assets determining 20% of the total performance-based opportunity and the level of classifies assets/capital determining 20% of the total performance-based opportunity).

The “Profitability” goal is achieved by earning the budgeted amount (threshold), reaching 112% of budgeted amount(target), or reaching 130% of budgeted amount(maximum).  The “Profitability” goal is weighted at 40% of the total performance-based opportunity under the Executive Performance Plan for 2011.

The “Loan and Deposit Growth” goal is measured by increasing loans by 3.5% (threshold), 4.5% (target) or 5.5% (maximum), and by increasing deposits by 4.0% (threshold), 6.2% (target) or 7.2% (maximum).  In determining the percentage of growth in 2011, only non-FDIC covered loans are included and certificates of deposit are excluded.  The “Loan and Deposit Growth” goal is weighted at an aggregate of 20% of the total performance-based opportunity under the Executive Performance Plan (with the loan growth goal and the core deposit growth each being weighted at 10% of the total performance-based opportunity under the Executive Performance Plan for 2011).

PERFORMANCE-BASED (FORMULA-BASED) CASH INCENTIVE - Annex B shows the applicable percentage of each participant’s base salary that the participant is eligible to receive if the performance-based goals of the Company are achieved at the threshold (50% of target opportunity), target, or maximum (170% of target opportunity) levels.  The Committee also has the discretion to award, in addition to any discretionary cash bonus described below, additional performance-based cash payments if the Committee determines that performance has been extraordinary in 2011.

DISCRETIONARY-BASED CASH INCENTIVE - Participants would also be eligible for a discretionary-based cash incentive based on service in 2011.  The Committee has discretion to set the level of such cash payouts that any participant receives up to a maximum payout of 100% of the value of the maximum performance-based cash opportunity level for the particular participant based on performance in 2011 (regardless of whether any of the performance-based goals have been achieved).

PERFORMANCE-BASED (FORMULA-BASED) EQUITY INCENTIVE - Annex B shows the applicable percentage of the each participant’s base salary that the participant would be eligible to receive in shares of restricted stock and stock options if the performance-based goals of the Company are achieved at the threshold (50% of target opportunity), target, or maximum (170% of target opportunity) levels.  The Committee also has the discretion to issue, in addition to any discretionary equity bonus described below, additional performance-based equity awards if the Committee determines that performance has been extraordinary in 2011.  Dividends paid and voting rights will be attached to all shares of restricted stock issued under the Executive Performance Plan for 2011.

DISCRETIONARY-BASED EQUITY INCENTIVE — Participants would also be eligible for a discretionary-based equity incentive based on service in 2011.  The Committee has discretion to set the level of such grants of restricted stock and stock options that any participant receives up to a maximum value (determined as set forth in the Executive Performance Plan) of 125% of the value of the maximum performance-based cash opportunity level for the particular participant based on performance in 2011 (regardless of whether any of the performance-based goals have been achieved).

Any merger or acquisition related activity awards payout may result in adjustments to the 2011 Executive Performance Plan, to be determined by the Committee, or may be provided as discretionary payouts under the plan.

ANNEX B

SCBT EXECUTIVE PERFORMANCE PLAN

PERFORMANCE-BASED LEVELS

		Cash Performance-Based Opportunity			Equity Performance-Based Opportunity (1)			Total Performance-Based Opportunity (Cash +Equity)(2)
Name	Position	Thresh	Target	Max	Thresh	Target	Max	Thresh	Target	Max
Payout as a % of Target		(50%)	(100%)	(170%)	(50%)	(100%)	(170%)	(50%)	(100%)	(170%)
Robert Hill	President and CEO	13.0%	26.0%	44.0%	9.8%	19.5%	33.0%	22.8%	45.5%	77.0%
John Pollok	Senior EVP, COO	12.5%	25.0%	42.0%	9.4%	18.8%	31.5%	21.9%	43.8%	73.5%
John Windley	President of SCBT, N.A.	10.75%	21.5%	36.5%	8.1%	16.1%	27.4%	18.8%	37.6%	63.9%
Donnie Pickett	EVP, CFO	10.75%	21.5%	36.5%	8.1%	16.1%	27.4%	18.8%	37.6%	63.9%
Joe Burns	Sr. EVP, Chief Risk Off.	10.75%	21.5%	36.5%	8.1%	16.1%	27.4%	18.8%	37.6%	63.9%

(1)

Any grants of performance-based equity incentive bonuses will be comprised of restricted stock. Because stock options are granted on an entirely discretionary basis, payouts under the 2011 Executive Performance Plan may be weighted toward discretionary (strategic initiatives) payouts. For example, at target levels, performance goals establish how 43.75% of the 2011 Executive Performance Plan will pay out, and 56.25% will be paid out under the discretionary component based upon strategic initiatives.

(2)

Each participant may also receive, in addition to any discretionary bonus described below, a discretionary performance-based cash and equity payment/issuance, in the Committee’s discretion, if the Committee determines that performance has been extraordinary.

DISCRETIONARY BONUS LEVELS

In addition to the performance-based incentive cash payments and equity issuances, each participant will also be eligible to receive an additional discretionary (strategic initiatives based) bonus of up to the value of the 128.57% of the percentage of each participant’s base salary as reflected in the “Max” column under “Total Performance-Based Opportunity (Cash +Equity).”  Discretionary bonuses will be paid 44.4% in cash and 55.6% in equity, with such equity being (i) 60% in the form of restricted stock and (ii) 40% in the form of stock options, as described in the Executive Performance Plan.  The Committee may take into consideration, among other factors, team building, customer relations, strategic initiatives or other factors, as the Committee may deem to be appropriate in its discretion, in determining whether to provide a discretionary bonus and/or the amount of any discretionary bonus.